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As filed with the Securities and Exchange Commission on July 7, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 3)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

Aquila, Inc.
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Premium Income Equity SecuritiesSM ("PIESSM")
(Title of Class of Securities)

03840P409
(CUSIP Number of Class of Securities)

Christopher M. Reitz, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Aquila, Inc.
20 West Ninth Street
Kansas City, Missouri 64105
(816) 421-6600
(Name, address and telephone number of person authorized
to receive notices and communications on behalf of filing person)

With copies to:
Kirstin Pace Salzman, Esq. Blackwell Sanders Peper Martin LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 (816) 983-8000	William S. Lamb, Esq. LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019 (212) 424-8000

CALCULATION OF FILING FEE

Transaction Valuation:*	Amount of filing fee:**
$85,751,213	$10,093
*
Estimated solely for the purpose of calculating the registration fee and based on the product of (i) $3.52, which is the average of the high and low prices per unit of the Company's common stock as reported on the New York Stock Exchange on May 25, 2005, and (ii) 24,361,140 million shares of the Company's common stock, which represents the maximum number of shares of the Company's common stock that could be issued as the premium to be paid for all PIES validly tendered and accepted for conversion in the premium offer.

**
The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $117.70 for each $1,000,000 of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$10,093
Form or Registration No.:	333-125441
Filing Party:	Aquila, Inc.
Date Filed:	June 2, 2005
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.
  ☒
  issuer tender offer subject to Rule 13e-4.
  ☐
  going-private transaction subject to Rule 13e-3.
  ☐
  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☒

"Premium Income Equity Securities" and "PIES" are service marks of Lehman Brothers Inc.

        This Amendment No. 3 to the Tender Offer Statement on Schedule TO (this "Schedule TO") amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on June 2, 2005, and amended by Amendment No. 1 to the Schedule TO filed on June 22, 2005 and Amendment No. 2 to Schedule TO filed on June 30, 2005, by Aquila, Inc., a Delaware corporation (the "Company"), and relates to an offer by the Company to deliver a premium, payable in shares of the Company's common stock, for each Premium Income Equity SecuritiesSM ("PIESSM") validly tendered and accepted for conversion (the "Premium Offer") pursuant to the terms and subject to the conditions described in the premium offer prospectus, dated July 1, 2005 (the "Premium Offer Prospectus"), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4 (SEC File No. 333-125441) relating to the shares of common stock to be issued to holders of PIES in the Premium Offer, as amended (the "Registration Statement"). The terms and conditions of the Premium Offer are set forth in the Premium Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1)(A) and (a)(1)(B) hereto.

        This Amendment No. 3 is the final amendment to this Schedule TO.

        Item 4 (Terms of the Transaction), Item 7 (Source and Amount of Funds or Other Consideration) and Item 11 (Additional Information) are hereby amended and supplemented by adding the following:

        The Premium Offer expired at midnight, New York City time, on Wednesday, July 6, 2005 (the "Expiration Date"). On July 7, 2005, the Company announced the acceptance for conversion of all outstanding PIES that had been validly tendered and not withdrawn as of the Expiration Date. As of the Expiration Date, 13,642,945 PIES, representing 98.9% of the issued and outstanding PIES had been tendered for conversion resulting in the issuance of 131,356,984 shares of common stock. After the Premium Offer, 157,055 PIES will remain outstanding. The consideration for the accepted PIES will be delivered promptly to tendering holders by the exchange agent.

        The full text of the Company's press release, dated July 7, 2005, relating to the expiration and results of the Premium Offer is filed as Exhibit (a)(5)(C) hereto, and is incorporated herein by reference.

Item 12.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(A)	Premium Offer Prospectus dated July 1, 2005 (incorporated herein by reference to the Company's filing on July 7, 2005 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the "Securities Act"))
(a)(1)(B)	Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement)
(a)(1)(C)	Letter to DTC Participants (incorporated herein by reference to Exhibit 99.2 to the Registration Statement)
(a)(1)(D)	Letter to Clients for use by brokers, dealers, commercial banks, trust companies and other nominees (incorporated herein by reference to Exhibit 99.3 to the Registration Statement)
(a)(2)	Not applicable
(a)(3)	Not applicable
(a)(4)	Filed herewith as Exhibit (a)(1)(A)
(a)(5)(A)	Press Release, dated June 2, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on June 2, 2005)
(a)(5)(B)	Press Release, dated July 5, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Exchange Act and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on July 5, 2005)
(a)(5)(C)	Press Release, dated July 7, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Exchange Act and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on July 7, 2005)
(b)	Not applicable
(d)	Not applicable
(g)	Not applicable
(h)	Opinion of Blackwell Sanders Peper Martin LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Registration Statement)

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 7, 2005

AQUILA, INC.
By:	/s/ CHRISTOPHER M. REITZ
	Name:	Christopher M. Reitz

	Title:	Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(A)	Premium Offer Prospectus dated July 1, 2005 (incorporated herein by reference to the Company's filing on July 7, 2005 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the "Securities Act"))
(a)(1)(B)	Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement)
(a)(1)(C)	Letter to DTC Participants (incorporated herein by reference to Exhibit 99.2 to the Registration Statement)
(a)(1)(D)	Letter to Clients for use by brokers, dealers, commercial banks, trust companies and other nominees (incorporated herein by reference to Exhibit 99.3 to the Registration Statement)
(a)(2)	Not applicable
(a)(3)	Not applicable
(a)(4)	Filed herewith as Exhibit (a)(1)(A)
(a)(5)(A)	Press Release, dated June 2, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on June 2, 2005)
(a)(5)(B)	Press Release, dated July 5, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Exchange Act and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on July 5, 2005)
(a)(5)(C)	Press Release, dated July 7, 2005 (filed pursuant to Rule 425 under the Securities Act and deemed filed pursuant to Rule 13e-4(c) under the Exchange Act and incorporated herein by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K filed on July 7, 2005)
(b)	Not applicable
(d)	Not applicable
(g)	Not applicable
(h)	Opinion of Blackwell Sanders Peper Martin LLP (incorporated herein by reference to Exhibit 8.1 to Amendment No. 1 to the Registration Statement)

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SIGNATURE
EXHIBIT INDEX